Exhibit 99.1

Visa Europe Limited

Financial Information

For the Three Years Ended 30 September 2015

Independent Auditors’ Report

The Board of Directors

Visa Europe Limited:

We have audited the accompanying consolidated balance sheets of Visa Europe Limited and its subsidiaries as of 30 September 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended 30 September 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visa Europe Limited and its subsidiaries as of 30 September 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended 30 September 2015 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG LLP

London, UK

18 November 2015

Consolidated income statement

For the years ended 30 September

	Note	2015 €’000	2014 €’000	2013 €’000
Revenue	5	1,571,237	1,297,598	1,198,462

Other operating income	6	2,736	2,186	2,675
Administrative expense
Pension scheme amendment	9, 22	41,336	–	–
Other	7	(993,775)	(911,567)	(927,115)
		(952,439)	(911,567)	(927,115)
Other expenses
Impairment of property, plant and equipment	13	(51,815)	(14,499)	(6,432)
Impairment of intangible assets	14	(102,724)	–	–
Impairment of investments	16	(36,627)	–	–
Other	8	(64,561)	(51,897)	(30,281)
		(255,727)	(66,396)	(36,713)

Other income	8	67,580	19,903	22,460

Operating profit		433,387	341,724	259,769

Finance income	10	1,145	2,738	2,270
Dividend income	11	921	650	554
Finance costs	10	(5,049)	(1,643)	(336)
Profit before tax		430,404	343,469	262,257

Income tax expense	12	(166,418)	(123,685)	(92,000)
Profit for the year attributable to equity holders of the parent		263,986	219,784	170,257

The notes make up an integral part of the financial statements.

Consolidated statement of comprehensive income

For the years ended 30 September

	Note	2015 €’000	2014 €’000	2013 €’000
Profit for the year attributable to equity holders of the parent		263,986	219,784	170,257

Other comprehensive income:

Items that will not be reclassified to income statement
Remeasurement (losses) on defined benefit pension schemes	22	(7,440)	(18,850)	(28,572)
Income tax relating to items that will not be reclassified	12	4,496	8,562	9,817
		(2,944)	(10,288)	(18,755)
Items that may be reclassified subsequently to income statement
Available-for-sale financial assets:
Gains/(losses) on revaluation	16	43,710	(20,825)	47,002
Cash flow hedges:
Net gains/(losses) taken to other comprehensive income		114,313	89,122	(75,111)
Net gains transferred from other comprehensive income to income statement	8	(67,580)	(14,523)	(3,389)
Income tax relating to items that may be reclassified	12	(63,427)	(25,821)	27,476
		27,016	27,953	(4,022)

Other comprehensive income for the year, net of tax		24,072	17,665	(22,777)
Total comprehensive income for the year		288,058	237,449	147,480

The notes make up an integral part of the financial statements.

Consolidated balance sheet

As at 30 September

	Note	2015 €’000	2014 €’000
Non-current assets
Property, plant and equipment	13	269,468	302,373
Goodwill and intangibles	14	75,740	189,635
Investment in associate	15	–	–
Financial assets	16	44,908	34,625
Deferred tax asset	17	–	9,947
		390,116	536,580

Current assets
Trade and other receivables	18	1,402,402	2,125,600
Cash and cash equivalents	19	2,114,594	1,447,197
Financial assets	16	204,537	177,779
		3,721,533	3,750,576

Current liabilities
Trade and other payables	20	2,130,288	2,619,278
Current tax liabilities		81,958	92,281
Financial liabilities	21	3,233	24,671
Redeemable share capital	24	30	30
		2,215,509	2,736,260
Net current assets		1,506,024	1,014,316

Non-current liabilities
Other liabilities		611	103
Deferred tax liability	17	50,419	–
Retirement benefit obligation	22	50,352	98,892
Provisions	23	138,026	86,706
Financial liabilities	21	4,027	548
		243,435	186,249
Net assets		1,652,705	1,364,647

Equity
Share capital	24	1	1
Other reserves		146,624	119,608
Retained earnings		1,506,080	1,245,038
Equity attributable to equity holders of the parent		1,652,705	1,364,647

The notes make up an integral part of the financial statements.

The financial statements were approved by the board of directors and authorised for issue on 18 November 2015. They were signed on its behalf by:

Nicolas Huss

Chief Executive Officer, Visa Europe

Consolidated statement of cash flows

As at 30 September	Note	2015 €’000	2014 €’000	2013 €’000
Profit before tax		430,404	343,469	262,257
Adjustments for:
Depreciation of property, plant and equipment	13	72,694	69,528	67,548
Amortisation of intangibles	14	43,934	34,338	14,562
Loss on impairment of associate	15	–	2,250	–
Loss on impairment of investment	16	36,627	–	–
Loss on disposal and write off of property, plant, equipment and intangibles	13,14	154,540	14,794	6,614
Pension scheme amendment	9, 22	(41,336)	–	–
Onerous contract expense	7	10,181	9,756	–
Write off of prepaid expenses	7	27,399	–	–
Increase in provisions	23	47,236	41,272	36,745
Operating cash flows before movements in working capital		781,679	515,407	387,726
Decrease /(Increase) in receivables		725,936	(334,592)	2,588,996
(Decrease)/Increase in payables		(561,038)	392,255	(2,529,924)
Cash generated by operations		946,577	573,070	446,798

Pension benefits paid	22	(8,917)	(2,930)	(3,428)
Income taxes paid		(176,360)	(69,917)	(89,949)
Interest paid		(1,571)	–	–
Net cash from operating activities		759,729	500,223	353,421

Investing activities
Interest received		1,548	2,828	2,234
Dividends received from other financial assets	11	921	650	554
Purchases of investments		–	(19,195)	(71)
Disposals of investments		7,677	43,779	120,000
Purchases of property, plant and equipment	13	(124,368)	(147,316)	(167,967)
Net cash used in investing activities		(114,222)	(119,254)	(45,250)

Net increase in cash and cash equivalents		645,507	380,969	308,171
Cash and cash equivalents at the beginning of the year		1,443,350	1,047,897	751,759
Effect of foreign exchange rate changes thereon		24,510	14,484	(12,033)
Cash and cash equivalents at the end of the year, net of overdraft	19	2,113,367	1,443,350	1,047,897

The notes make up an integral part of the financial statements.

Consolidated statement of changes in equity

As at 30 September

	Attributable to equity holders of the parent
	Capital contribution reserve €’000	Merger reserve €’000	Available- for-sale reserve €’000	Cash flow hedging reserve €’000	Retained earnings €’000	Total €’000
Balance as at 1 October 2014	1	2,000	78,480	39,128	1,245,038	1,364,647
Total comprehensive income for the year
Profit for the year attributable to equity holders of the parent	–	–	–	–	263,986	263,986

Other comprehensive income:

Items that will not be reclassified to income statement
Remeasurement losses on defined benefit pension schemes	–	–	–	–	(7,440)	(7,440)
Income tax relating to items that will not be reclassified	–	–	–	–	4,496	4,496
	–	–	–	–	(2,944)	(2,944)
Items that may be reclassified subsequently to income statement
Available-for-sale investments:
Gains on revaluation	–	–	43,710	–	–	43,710
Cash flow hedges:
Net gains taken to other comprehensive income	–	–	–	114,313	–	114,313
Net gains transferred from other comprehensive income to income statement	–	–	–	(67,580)	–	(67,580)
Income tax relating to items that may be reclassified	–	–	(47,070)	(16,357)	–	(63,427)
	–	–	(3,360)	30,376	–	27,016

Other comprehensive income for the year, net of tax	–	–	(3,360)	30,376	(2,944)	24,072
Total comprehensive income for the year	–	–	(3,360)	30,376	261,042	288,058

Balance as at 30 September 2015	1	2,000	75,120	69,504	1,506,080	1,652,705

The notes make up an integral part of the financial statements.

Consolidated statement of changes in equity continued

As at 30 September

	Attributable to equity holders of the parent
	Capital contribution reserve €’000	Merger reserve €’000	Available- for-sale reserve €’000	Cash flow hedging reserve €’000	Retained earnings €’000	Total €’000
Balance as at 1 October 2013	1	2,000	99,016	(9,361)	1,035,542	1,127,198
Total comprehensive income for the year
Profit for the year attributable to equity holders of the parent	–	–	–	–	219,784	219,784

Other comprehensive income:

Items that will not be reclassified to income statement
Remeasurement losses on defined benefit pension schemes	–	–	–	–	(18,850)	(18,850)
Income tax relating to items that will not be reclassified	–	–	–	–	8,562	8,562
	–	–	–	–	(10,288)	(10,288)
Items that may be reclassified subsequently to income statement
Available-for-sale investments:
Losses on revaluation	–	–	(20,825)	–	–	(20,825)
Net losses transferred from other comprehensive income to income statement	–	–	–	–	–	–
Cash flow hedges:
Net gains taken to other comprehensive income	–	–	–	89,122	–	89,122
Net gains transferred from other comprehensive income to income statement	–	–	–	(14,523)	–	(14,523)
Income tax relating to items that may be reclassified	–	–	289	(26,110)	–	(25,821)
	–	–	(20,536)	48,489	–	27,953

Other comprehensive income for the year, net of tax	–	–	(20,536)	48,489	(10,288)	17,665
Total comprehensive income for the year	–	–	(20,536)	48,489	209,496	237,449

Balance as at 30 September 2014	1	2,000	78,480	39,128	1,245,038	1,364,647

The notes make up an integral part of the financial statements.

Consolidated statement of changes in equity continued

As at 30 September

	Attributable to equity holders of the parent
	Capital contribution reserve €’000	Merger reserve €’000	Available- for-sale reserve €’000	Cash flow hedging reserve €’000	Retained earnings €’000	Total €’000
Balance as at 1 October 2012	1	2,000	52,014	41,663	884,040	979,718
Total comprehensive income for the year
Profit for the year attributable to equity holders of the parent	–	–	–	–	170,257	170,257

Other comprehensive income:

Items that will not be reclassified to income statement
Remeasurement losses on defined benefit pension schemes	–	–	–	–	(28,572)	(28,572)
Income tax relating to items that will not be reclassified	–	–	–	–	9,817	9,817
	–	–	–	–	(18,755)	(18,755)
Items that may be reclassified subsequently to income statement
Available-for-sale investments:
Gains on revaluation	–	–	47,002	–	–	47,002
Net losses transferred from other comprehensive income to income statement
Cash flow hedges:
Net gains taken to other comprehensive income	–	–	–	(75,111)	–	(75,111)
Net gains transferred from other comprehensive income to income statement	–	–	–	(3,389)	–	(3,389)
Income tax relating to items that may be reclassified	–	–	–	27,476	–	27,476
	–	–	47,002	(51,024)	–	(4,022)

Other comprehensive income for the year, net of tax	–	–	47,002	(51,024)	(18,755)	(22,777)
Total comprehensive income for the year	–	–	47,002	(51,024)	151,502	147,480

Balance as at 30 September 2013	1	2,000	99,016	(9,361)	1,035,542	1,127,198

The notes make up an integral part of the financial statements.

Notes to the financial statements

As at 30 September 2015

1. General information

Visa Europe Limited is a company incorporated in the United Kingdom under the Companies Act 2006.

The group financial statements have been prepared and approved by the directors in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

The financial statements for the years ended 30 September 2015, 30 September 2014 and 30 September 2013 were approved by the Board on 18 November 2015.

These financial statements are presented in Euros, rounded to the nearest thousand, because that is the currency of the primary economic environment in which the group operates.

2. Significant accounting policies

IFRS

Statement of compliance

The group financial statements have been prepared in accordance with IFRS as issued by the IASB.

Basis of preparation

The financial statements have been prepared on the historical cost basis, except for the revaluation of certain financial instruments.

The preparation of financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that support carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of IFRSs that have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are discussed in note 3.

The financial statements have been prepared on a going concern basis.

Adoption of revised standards

Amendments made to the following accounting standards in the current financial year:

IFRS 10 – Consolidated Financial Statements

IFRS 11 – Joint Arrangements

IFRS 12 – Disclosure of Interests in Other Entities

IAS 19 (Revised) - Defined Benefit Plans: Employee Contributions

IAS 27 (Revised) – Separate Financial Statements

IAS 28 (Revised) – Investments in Associates and Joint Ventures

Annual Improvements to IFRSs 2010-2012 Cycle

Annual Improvements to IFRSs 2011-2013 Cycle

The adoption of these standards has had no material impact on these financial statements.

The following revisions to accounting standards and pronouncements which are applicable to the group were issued as at 30 September 2015, but are effective for accounting periods beginning on or after 1 October 2015.

The full impact of these standards is currently being assessed by the group, but none of these pronouncements are expected to result in any material adjustments to the financial statements, except for IFRS 15 – Revenue from Contracts with Customers, and IFRS 9 – Financial Investments, which may have a material impact.

2. Significant accounting policies  continued

Pronouncement	Nature of change	Latest effective date for the group
Disclosure Initiative (Amendments to IAS 1)

The disclosure initiative amendments seek to improve the presentation of clear and relevant financial statement disclosures, whilst continuing to present company specific information. This is to be achieved by providing specific guidance on aggregation and disaggregation of specific line items in the balance sheet, income statement and statement of other comprehensive income.

1 October 2017
IFRS 15 – Revenue from Contracts with Customers

IFRS 15 sets out the requirements for recognising revenue that apply to all contracts with customers (except for contracts that are within the scope of the standards on leases, insurance contracts and financial instruments). The standard establishes a comprehensive framework for determining whether, how much and when revenue is recognised.

IFRS 15 replaces the previous revenue standards: IAS 18 Revenue and IAS 11 Construction Contracts, and the related Interpretations on revenue recognition: IFRIC 13 Customer Loyalty Programmes, IFRIC 15 Agreements for the Construction of Real Estate, IFRIC 18 Transfers of Assets from Customers and SIC-31 Revenue – Barter Transactions Involving Advertising Services.

1 October 2018
IFRS 9 – Financial Instruments

A final version of IFRS 9 was issued in July 2014 and will replace IAS 39 Financial Instruments: Recognition and Measurement.

The IFRS includes revised guidance on the classification and measurement of financial instruments, a new expected credit loss model for calculating impairment on financial assets, and new general hedge accounting requirements. It also carries forward the guidance on recognition and derecognition of financial instruments from IAS 39.

1 October 2018

All other amendments to accounting standards and pronouncements applicable to the group effective for accounting periods beginning after 30 September 2015 are not expected to have a material impact.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the company and entities controlled by the company (its subsidiaries) made up to 30 September each year. The group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are de-consolidated from the date that control ceases.

All intra-group transactions, balances, income and expenses are eliminated on consolidation.

Foreign currency translation

The group financial statements of Visa Europe are presented in Euros, which is the company’s functional currency. In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing on the dates of the transactions. Monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing at the reporting date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the initial fair value was determined. Any resulting exchange differences are included in administrative expenses in the income statement, except for differences on available-for-sale non-monetary financial assets, which are included in the available-for-sale reserve in other comprehensive income. Non-monetary items measured in terms of historical cost that are denominated in foreign currencies are translated using the exchange rate at the date of the transaction.

Exchange differences arising on the settlement of monetary items are included in the income statement for the year.

In order to hedge its exposure to certain foreign exchange risks, the group enters into forward contracts. The nature of the group’s currency risks is explained in note 4 (see below for details of the group’s accounting policies in respect of such derivative financial instruments).

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable and represents scheme fees, data processing fees and international fees, net of volume-based discounts and support incentives, VAT and other sales-related taxes.

2. Significant accounting policies  continued

Scheme fees predominantly represent payments by members with respect to their card programmes carrying the Visa brand marks. Data processing fees represent user fees for authorisation, clearing, settlement and other activities that facilitate transaction and information flow among the group’s members. International fees are determined by the extent to which Visa cards issued by Visa Europe members are used outside of the Visa Europe territories and Visa cards issued elsewhere are used within the Visa Europe territories. Revenue is recognised when services are performed.

Rebates are considered volume-based discounts and are offset against revenue. Support incentives that have performance targets included in the agreements are offset against revenue if the overall relationship with the member is considered to be profitable over the life of the contract. Rebates and support incentives are offset against revenue when it is probable that the criteria for the discount or incentive will be met and the amount can be reliably estimated.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee.

All other leases are classified as operating leases.

The group as lessee

Assets held under finance leases are recognised as assets of the group at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the consolidated balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised directly against income.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

The group as lessor

Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

Taxation

The tax expense represents the sum of the tax currently payable and deferred tax in income statement except as relates to other comprehensive income.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Deferred tax is recognised in respect of temporary differences arising between the carrying amounts of assets and liabilities and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax assets are recognised for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised, based on tax rates that have been enacted or substantively enacted by the end of the year.

Deferred and current tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the group intends to settle its current tax assets and liabilities on a net basis.

2. Significant accounting policies  continued

Property, plant and equipment

Items of property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses.

The cost of self-constructed assets includes the costs of materials and direct labour. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Computer equipment and software includes integrated computer hardware, purchased software and IT system infrastructures which consist of integrated, indissociable hardware and software.

Land is not depreciated. Depreciation on all other assets is charged to the income statement using the straight-line method so as to write off the cost to their residual values over their estimated useful lives on the following bases:

Buildings	40 years
Leasehold improvements	40 years (or lease term if shorter)
Fixtures and equipment	3 to 10 years
Computer equipment and software	3 to 10 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, over the term of the relevant lease.

The gain or loss arising on disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in the income statement.

Goodwill and intangible assets

Goodwill arising on consolidation represents the excess of the cost of acquisition over the group’s interest in the fair value of the identifiable assets and liabilities of a subsidiary, associate or jointly controlled entity at the date of acquisition. Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses to the income statement.

Goodwill is assessed to have an indefinite useful life as, based on an analysis of all of the relevant factors, there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the entity.

Intangible assets include internally generated software which is software designed, developed and commercialised by the group to generate economic profit. Development expenditure is capitalised only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the group intends to, and has sufficient resources to, complete development and to use or sell the asset. Otherwise, it is recognised in the income statement as incurred. Expenditure related to research-associated activities is recognised as an expense in the period in which it is incurred.

Intangible assets are recorded at cost less accumulated amortisation and any impairment losses. Amortisation is charged to the income statement using the straight-line method so as to write off the cost of the assets over their estimated useful lives on the following bases:

Customer relationships	15 years
Brand	7 years
Internally generated software	3 to 10 years

Impairment of tangible and intangible assets

At each reporting date, or more frequently when an indication of impairment has been identified, the group reviews the carrying amounts of its tangible assets, intangible assets and goodwill to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the group estimates the recoverable amount of the cash-generating unit to which the asset belongs. A cash-generating unit is the smallest group of assets that independently generates cash flow and whose cash flow is largely independent of the cash flows generated by other assets. An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit.

2. Significant accounting policies  continued

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised in the income statement immediately.

Goodwill is tested for impairment annually, or more frequently when there is an indication that it may be impaired. If the recoverable amount is less than the carrying amount of the goodwill, the impairment loss is allocated first to reduce the carrying amount of goodwill and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit.

Where an impairment loss, other than goodwill, subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately, only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. Impairment losses on goodwill are not subsequently reversed.

Investment in associate

An associate is an entity over which the group has significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the ability to participate in the financial and operating policy decisions of the investee, but it is not control or joint control over those policies.

The results and assets and liabilities of the associate are incorporated in these financial statements using the equity method of accounting. Under the equity method, the investment in associate is initially recognised in the consolidated balance sheet at cost and adjusted thereafter to recognise the group’s share of the profit or loss and other comprehensive income of the associate.

Impairment losses recognised in the income statement for investment in associates are not subsequently reversed through the income statement.

Financial instruments

Financial instruments, classified as held to maturity, are non-derivative financial assets with fixed or determinable payments and fixed maturities that the group positively intends and has the ability to hold to maturity. Held to maturity financial instruments are measured at amortised cost using the effective interest rate method.

Financial instruments, classified as available-for-sale, are initially measured at fair value at the date of trade plus directly attributable acquisition costs. These are subsequently measured at fair value, with gains and losses arising from changes in fair value recognised directly in other comprehensive income, until the security is disposed of or is determined to be impaired, at which time the cumulative gain or loss previously recognised in other comprehensive income is included in the income statement for the period. An impairment loss is recognised in the income statement when there is objective evidence that the asset is impaired, and is measured as the difference between the financial instrument’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

Held for trading assets are stated at fair value, with any gains or losses arising on remeasurement recognised in profit or loss. The net gain or loss recognised in profit or loss incorporates any dividend or interest earned on the financial asset and is included in the ‘other gains or losses’ line item in the income statement.

The group assesses at each reporting date whether there is objective evidence that a financial asset or a group of financial assets is impaired. In the case of equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered as an indicator that the security is impaired.

Impairment losses recognised in the income statement for equity investments classified as available-for-sale are not subsequently reversed through the income statement.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When available, the group measures the fair value of an instrument using quoted prices in an active market for that instrument. A market is regarded as active if quoted prices are readily and regularly available and represent actual and regularly occurring market transactions on an arm’s length basis. If a market for a financial instrument is not active, the group establishes fair value using a valuation technique. These include the use of recent arm’s length transactions, reference to other instruments that are substantially the same for which market observable prices exist, net present value and discounted cash flow analysis.

In the instance that fair values of assets and liabilities cannot be reliably measured, they are carried at cost.

2. Significant accounting policies  continued

Financial instruments derecognition

The group derecognises a financial asset when the contractual rights to the cashflows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred, or it neither transfers nor retains substantially all of the risks and rewards of ownership and does not retain control over the transferred asset. Any interest in such derecognised financial asset that is created or retained by the group is recognised as a separate asset or liability. The group derecognises a financial liability when its contractual obligations are discharged or cancelled, or expire.

Trade receivables and other receivables

Trade receivables are measured at fair value at the date of trade plus directly attributable transaction costs on initial recognition, and are subsequently measured at amortised cost using the effective interest rate method. Appropriate allowances for estimated irrecoverable amounts are recognised in the income statement when there is objective evidence that the asset is impaired. The allowance recognised is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, short-term bank deposits with an original maturity of three months or less, money market funds and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Cash and overdrafts are held separately on the balance sheet as assets and liabilities, but are combined for the purpose of the statement of cash flows.

Trade payables and share capital classified as financial liabilities

Trade payables and share capital classified as financial liabilities are initially measured at fair value, and are subsequently measured at amortised cost, using the effective interest rate method.

Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the group after deducting all of its liabilities.

Derivative financial instruments and cash flow hedge accounting

The group’s activities expose it to the financial risks of changes in foreign currency exchange and interest rates. The group uses foreign exchange forward contracts, interest rate swaps and forward rate agreements to hedge these exposures. Where appropriate, the group hedges highly probable forecast financial transactions not denominated in the group’s functional or reporting currency, through the application of cash flow hedge accounting.

Derivatives are initially measured at fair value; any directly attributable transaction costs are recognised in the income statement as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are generally recognised in the income statement.

When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognised in other comprehensive income and accumulated in the hedging reserve. Any ineffective portion of changes in the fair value of the derivative is recognised immediately in the income statement.

The amount accumulated in equity is retained in other comprehensive income and reclassified to profit or loss, through other income, in the same period or periods during which the hedged forecast cash flow affects profit or loss.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in other comprehensive income is retained in other comprehensive income until the forecasted transaction occurs at which point any derivative fair value gain or loss is recognised in other income or other expense, accordingly. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in other comprehensive income is transferred to net profit or loss for the period.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in the income statement as they arise.

Netting of Financial Instruments

Financial assets and financial liabilities are offset and the net amount presented in the balance sheet when, and only when, the group currently has a legally enforceable right to offset the amounts and intends to settle them on a net basis or to realise the asset and settle the liability simultaneously.

Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

2. Significant accounting policies  continued

For defined benefit schemes, the cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each reporting period. Remeasurement gains and losses are recognised in full in the period in which they occur. These gains and losses are not recognised within the income statement, but are instead included in other comprehensive income.

The value of the retirement benefits recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost, and as reduced by the fair value of scheme assets.

Provisions and contingent liabilities

Provisions are recognised when the group has a present obligation as a result of a past event, and it is probable that the group will be required to settle that obligation. Provisions are measured at the directors’ best estimate of the expenditure required to settle the obligation at the reporting date, and are discounted to present value using a commercial rate where the effect is material. Discounts are unwound through the income statement from the date the provision is made up to the date that the expenditure covered by the provision is incurred. Contingent liabilities are disclosed when the group has a present obligation as a result of a past event, but the probability that it will be required to settle that obligation is more than remote, but not probable.

Share capital

Share capital is classified as equity if it is non-redeemable and any dividends are discretionary, or is redeemable but only at the company’s option. Share capital is classified as a financial liability if it is redeemable on a specific date or at the option of the shareholders or if dividend payments are not discretionary. Dividends thereon are recognised in the income statement as interest expense.

3. Critical accounting judgements and key sources of estimation uncertainty

Accounting judgements and key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Revenue recognition

As stated in note 2, revenues are stated net of volume-based discounts and support incentives. This offset takes place when it is probable that criteria for the discount or incentive will be met and can be reliably estimated. Management exercises judgement in assessing whether criteria will be met and in estimating the percentage of completion. For support incentives, management estimates the percentage of completion against the target criteria agreed with members. For volume-based discounts, management bases the estimates upon past experience.

Taxation

The group has taken account of tax issues that are subject to ongoing discussions with HM Revenue and Customs and other tax authorities in measuring tax assets and liabilities. Inherent in this is management’s assessment of legal and professional advice, case law and other relevant guidance. The various risks are categorised and appropriate weightings applied in determining the carrying value of current and deferred tax balances.

In 2015, the company had a loss on the sale of its investment in Monitise Plc. Management does not believe that there will be capital gains in the foreseeable future, against which this can be offset and so no deferred tax asset has been recognised. See note 17.

Goodwill

The group reviews the goodwill for impairment at least annually or when events or changes in economic circumstances indicate that impairment may have taken place. The impairment review is performed by projecting future cash flows based upon budgets and plans and making appropriate assumptions about rates of growth and discounting these using a rate that takes into account prevailing market interest rates and the risks inherent in the business. If the present value of the projected cash flows is less than the carrying value of the underlying net assets and related goodwill, an impairment charge is required in the income statement. This calculation requires the exercise of significant judgement by management; if the estimates made prove to be incorrect or performance does not meet expectations, which affects the amount and timing of future cash flows, goodwill may become impaired in future periods. Further details are given in note 14.

The recoverable amount of the CGU is determined from value-in-use calculations. The key assumptions for the value-in-use calculations are those regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the CGU. For the current year, this was ten per cent (2014: ten per cent; 2013: ten per cent). The growth rates are based on industry growth forecasts. Changes in selling prices and direct costs are based on past practices and expectations of future changes in the market.

3. Critical accounting judgements and key sources of estimation uncertainty  continued

The group prepares cash flow forecasts derived from the most recent financial budgets approved by management for the next three years and extrapolates cash flows based on an estimated growth rate of seven per cent (2014: seven per cent; 2013: seven per cent). This rate does not exceed the average long-term growth rate for the relevant markets.

Plant, property and equipment and intangible assets

Intangible assets that derive their value from contractual customer relationships or that can be separated and sold and have a finite useful life are amortised over their estimated useful life. Determining the estimated useful life of these finite life intangible assets requires an analysis of circumstances, and judgement by the group’s management.

In 2013, there were additions to the operating rights intangible asset. The addition related to the transfer of operating rights from Visa International to Visa Europe due to a country joining Visa Europe’s territory. When a country joins Visa Europe’s territory, Visa Europe has an irrevocable right to operate the business in that country. Therefore, an operating rights intangible asset was recognised in this case, even though the consideration value had not been agreed between the parties involved. A corresponding liability was recorded on the balance sheet. No consideration value has yet been determined, so the asset and liability remain on the balance sheet.

The group used valuation models in determining a value for the operating rights intangible asset. The valuation models involved making certain assumptions. Management exercised its judgement in determining these assumptions.

At each balance sheet date, or more frequently when events or changes in circumstances dictate, plant, property and equipment and intangible assets are assessed for indications of impairment. If indications are present, these assets are subject to an impairment review. The impairment review comprises a comparison of the carrying amount of the asset with its recoverable amount: the higher of the asset’s or the cash-generating unit’s fair value less cost of sale and its value in use. Fair value less cost of sale is calculated by reference to the amount at which the asset could be disposed of in a binding sale agreement in an arm’s length transaction evidenced by an active market or recent transactions for similar assets. Value in use is calculated by discounting the expected future cash flows obtainable as a result of the asset’s continued use, including those resulting from its ultimate disposal, at a market-based discount rate on a pre-tax basis.

In 2015, the group changed its strategic direction on digital products and consequently Impaired assets associated with those products. It was considered that the assets could not be sold to a third party. Management has exercised judgement in determining the current value in use and concluded that the value was negligible. See notes 13 and 14.

Retirement benefits

The schemes’ liabilities are calculated using the projected unit credit method, which takes into account projected earnings increases, using actuarial assumptions that give the best estimate of the future cash flows that will arise under the scheme liabilities. The resulting estimated cash flows are discounted at a rate equivalent to the market yield at the balance sheet date on high quality bonds with a similar duration and currency to the schemes’ liabilities. In order to estimate the future cash flows, a number of financial and non-financial assumptions are made by management, changes to which could have a material impact upon the overall deficit or the net cost recognised in the income statement.

The three most important assumptions are the rate of inflation, the discount rate and the rates of mortality.

The assumed rates of inflation affect the rate at which salaries and deferred pensions are projected to grow before retirement and also the rates at which pensions in payment increase. Over the longer term rates of inflation can vary significantly; at 30 September 2015 it was assumed that the rate of inflation was based on the increase in the Retail Prices Index (RPI), for which an assumption of 3.30 per cent per annum (2014: 3.30 per cent; 2013: 3.38 per cent) was made, and also on the increase in the Consumer Prices Index (CPI), for which an assumption of 2.30 per cent per annum was made (2014: 2.30 per cent; 2013: 2.38 per cent). If these assumptions were increased by 0.1 per cent, and the other inflation related assumptions were increased by a commensurate amount, the overall deficit would increase by approximately €4.2 million (2014: €7.9 million; 2013: €4.5 million) and the annual cost by approximately €0.3 million (2014: €0.4 million; 2013: €0.2 million). A reduction of 0.1 per cent would reduce the overall deficit by approximately €4.2 million (2014: €5.4 million; 2013: €5.6 million) and the annual cost by approximately €0.1 million (2014: €0.3 million; 2013: €0.4 million). In 2015, and future years, the impacts of this are smaller as many scheme members are now subject to frozen pensionable salaries.

The size of the overall deficit is also sensitive to changes in the discount rate, which is affected by market conditions and therefore potentially subject to significant variations. At 30 September 2015 the discount rate used was 3.87 per cent (2014: 3.97 per cent; 2013: 4.48 per cent); a reduction of 0.1 per cent would increase the overall deficit by approximately €7.8 million (2014: €8.3 million; 2013: €6.8 million) and the annual cost by approximately €0.4 million (2014: €0.4 million; 2013: €0.4 million), while an increase of 0.1 per cent would reduce the deficit by approximately €7.5 million (2014: €8.1 million: 2013: €6.5 million) and the annual cost by approximately €0.4 million (2014: €0.4 million: 2013: €0.4 million). See note 22.

3. Critical accounting judgements and key sources of estimation uncertainty  continued

The size of the overall deficit is also sensitive to changes in the assumption for rates of mortality, which is another variable that cannot be predicted with any degree of certainty; it is therefore also an assumption which is subject to variations over time (both in terms of the ultimate rates observed and what is considered a reasonable assumption for projecting future improvements to these rates). If the assumed life expectancy was increased by approximately* one year the overall deficit would increase by approximately €7.8 million (2014: €8.1 million; 2013: €6.4 million) and the annual cost by approximately €0.4 million (2014: €0.5 million; 2013: €0.5 million). If the assumed life expectancy was reduced by approximately* one year the overall deficit would reduce by approximately €7.7 million (2014: €7.9 million; 2013: €6.2 million) and the annual cost by approximately €0.4 million (2014: €0.4 million; 2013: €0.4 million).

The scheme exposes the group to the following risks:

●	Asset volatility: The Plan’s assets may underperform the discount rate assumed over any accounting period.

Inflation risk: A significant proportion of the Plan’s benefits increase in line with the UK inflation measures, RPI and CPI.

●	Unexpected increases in UK inflation would lead to higher Plan benefits.
●	Longevity: Unexpected increases in life expectancy would increase the Plan’s liabilities.

* We have approximated the change in life expectancy by assuming that everyone experiences the mortality rates (prior to the allowance for improvements) of someone aged one year younger or older than they actually were.

Contingent liabilities and provisions

The group exercises its judgement in considering whether a liability may arise and whether measurement is practicable. Judgement is necessary in assessing the likelihood that a claim or allegation will succeed or that a negotiated settlement may be reached. Judgement is further required in recognising and estimating the quantum of contingent liabilities (see note 26) related to legal and regulatory proceedings.

As noted above, taxation is inherently uncertain and subject to a number of factors. The group has used its judgement in recognising a provision for indirect taxes on certain fees expensed through the income statement (see note 23).

Due to the inherent uncertainty in these evaluation processes, assessments or estimates may prove to be incorrect and actual outflows of resources may be different from the original assessment.

4. Financial risk management

Overview

The group has exposure to the following:

●	Market risk
●	Settlement risk
●	Liquidity risk
●	Other price risk

This note presents information about the group’s exposure to each of the above risks. Further quantitative disclosures are included in note 25.

Risk management framework

The Risk Committee determines the group’s attitude to risk and risk appetite. These are then endorsed by the Risk, Audit and Finance Committee of the Visa Europe Board. That Committee also endorses the tolerance and capacity for the various risk categories and make policy decisions about future controls.

An enterprise-wide risk management framework is used as a way to identify, assess and report against risks. This is a company-wide activity involving all divisions, by engagement with our Risk management teams. Risk and control reviews and assessments identify the relevant risks and controls and develop plans to mitigate those risks.

The group is exposed to a range of financial risks which predominantly arise from changes in foreign exchange rates, interest rates and money market liquidity. A financial risk management framework is in place, where appropriate, to mitigate any negative impact this may have on the group’s reported results.

The risk framework is documented in the treasury policy approved by the board. This policy provides guidance over all treasury matters and is underpinned by delegated authority guidelines and detailed procedures. The main objectives of the policy are to ensure that sufficient liquidity exists to meet the operational needs of the business, to maintain the integrity and liquidity of the investment portfolio, and to manage the impact of foreign exchange and interest rate volatility on the group’s net income.

4. Financial risk management  continued

The execution of this policy is performed by the treasury team and is monitored by the Risk Committee and the Visa Europe board. Risk management policies and systems are reviewed regularly to reflect the changes in market conditions and the group’s activities. Value-at-risk and sensitivity analyses provide management with the appropriate information to monitor the net underlying financial risks.

The group manages its foreign exchange, liquidity and interest rate risks in accordance with these policies using a variety of derivative and non-derivative instruments. These derivative instruments may comprised of forward foreign exchange contracts. Hedging relationships are maintained within minimum and maximum allowable limits over specific maturity timeframes as defined in the policy.

The group does not trade in financial instruments, nor does it take on speculative or open positions through its use of derivatives.

Market risk

The group is exposed to market risk factors such as changes in foreign exchange rates, interest rates and equity prices.

i) Foreign exchange risk

A substantial proportion of the group’s expenditure is denominated in foreign currencies, mainly Sterling and US Dollar. To manage the income statement volatility attributable to this foreign exchange risk, the foreign exchange exposure of future committed and uncommitted cash flows is mitigated through the use of natural and derivative hedging within the parameters defined by the treasury policy. Committed cash flows relate to certain contractual rights or obligations. Uncommitted cash flows are highly probable future cash flows for which the group does not yet have a contractual right or obligation.

ii) Interest rate risk

Visa Europe is exposed to fluctuations in interest rates on its investments and borrowings. Currently, Visa Europe has no long-term debt, but actively monitors interest rate exposures on its investment portfolio so as to minimise the effect of interest rate fluctuations on the income statement. The treasury policy allows the use of derivative transactions to manage exposures to interest rate movements. The group has a policy of swapping a portion of variable interest profiles on its cash investments and cash equivalents to fixed interest profiles. Where necessary, the group enters into interest rate swap transactions and forward rate agreements to achieve this objective.

iii) Equity risk

The group holds a small amount of equity risk which is currently accepted and not managed through the use of derivative instruments.

Settlement risk

The group’s settlement risk is the risk that a member is unable to honour its obligations to the group as and when those fall due. The group employs a specialist member risk management team that is responsible for monitoring the credit rating of each member that participates in the Visa system. This is done by regularly assessing each principal member’s financial health and evaluating their ability to respond if such a risk crystallises. Each member is also further assessed based on the risk-based exposure generated by the number of Visa cards issued by the member and the related sales and acquiring volumes.

Other risk management measures include assessing the economic, supervisory and regulatory environment of the countries in which those members operate. To reduce any potential member losses that may arise from members’ failure to settle, the group requires certain members to provide financial safeguards to ensure performance of settlement obligations arising from card and other product clearing.

Liquidity risk

Liquidity risk is the risk that the group is unable to meet its current and future cash flow obligations as and when they fall due, or can only do so at excessive cost. This includes the risk that the group is unable to meet settlement obligations to the acquiring banks due to failure of an issuing bank to pay.

To mitigate this risk, in addition to the group’s own liquid investments, back-up liquidity facilities are in place with a syndicate consisting of high credit, quality financial institutions. The treasury policy states liquidity criteria for use in the management of the group’s cash investments.

To ensure that sufficient liquidity is available to meet short-term financial obligations, the group’s policy is such that 80 per cent of cash investments must have an investment duration of less than one month and 40 per cent of cash assets must be invested in AAA-rated Money Market Funds that allow same-day access to funds. All financial counterparties must achieve a minimum internal credit rating equivalent to an external A-rating and no investments are classed as either past due or impaired.

Other price risk

The defined benefit pension scheme is additionally exposed to equity price risk and this indirectly affects the group. The group additionally holds some equity investments (see notes 15 and 16).

4. Financial risk management  continued

Capital management

The group currently applies Basel III principles to measure and monitor the requirement for capital within the business and measures the available capital against this.

The purpose of maintaining the capital per Basel III principles is to provide cover against risks in the business, the principal ones being settlement risk arising on member default and operational malfunction. Capital reserves should therefore be liquid and are held in low-risk assets so that they can be accessed quickly in an emergency and with certainty of value.

5. Revenue

An analysis of the group’s revenue is as follows:

	2015 €’000	2014 €’000	2013 €’000
Gross revenue	2,308,936	1,852,526	1,704,625
Incentives	(737,699)	(554,928)	(506,163)
Net revenue	1,571,237	1,297,598	1,198,462

Revenues mainly relate to three major areas, scheme fees, data processing fees, and international fees. We also provide discounts and incentives to members.

6. Other operating income

	2015 €’000	2014 €’000	2013 €’000
Rental income from operating leases	1,415	801	1,169
Other	1,321	1,385	1,506
	2,736	2,186	2,675

7. Administrative expenses

Administrative expenses include:

	2015 €’000	2014 €’000	2013 €’000
Foreign exchange (losses)/gains	(7,050)	2,211	11,771
Depreciation of property, plant and equipment (see note 13)
Owned	72,694	68,678	65,848
Leased	–	850	1,700
Amortisation of intangible assets (see note 14)	43,934	34,338	14,562
Employee benefit costs (see note 9)	271,917	252,629	241,161
Restructuring costs – Employee benefits (see note 9)	–	23,205	–
Restructuring costs – Other	–	938	–
Research and development costs	12,846	3,603	10,438
Onerous contract expenses	10,181	–	–
Write off of prepaid expenses	27,399	9,756	–

7. Administrative expenses  continued

In 2015 management has recognised a provision of €10,181,000 relating to onerous contracts, following their decision to realign the digital strategy. In addition, a further €27,399,000 adjustment was made to recognise the write down of prepaid software licences, following the reduced investment in existing digital propositions.

Included within administrative expenses in 2014 was a €9,756,000 write off relating to contracted payments from which no future revenue will be recognised.

The remaining costs within administrative expenses include charges from Visa Inc., which are a result of our contractual arrangement with Visa Inc. as governed by the framework agreement, professional and consulting costs, and marketing costs.

During 2015, Visa Inc. and Visa Europe agreed on an annual increase methodology for the licence fee charged by Visa Inc. This resulted in a release of €17,261,000 (2014: €nil; 2013: €nil), as Visa Europe had accrued an amount higher than the additional charge.

8. Other (expenses)/income

	2015 €’000	2014 €’000	2013 €’000
Other expenses
Net losses on derivatives not in a designated hedge accounting relationship	(8,172)	(13,185)	–
Net loss on disposal and write off of property, plant and equipment (note 13)	(1)	(295)	(182)
Provision for indirect taxes (see note 23)	(39,982)	(29,489)	(30,024)
Provision for other items (note 23)	(16,406)	(6,517)	–
Impairment of associate company (see note 15)	–	(2,250)	–
Share of post-tax loss of associate (see note 15)	–	(161)	(75)
	(64,561)	(51,897)	(30,281)

A provision for indirect taxes on certain fees has been charged to the income statement (see note 23).

	2015 €’000	2014 €’000	2013 €’000
Other Income
Net gains on derivatives not in a designated hedge accounting relationship	–	–	9,142
Net gains on forward contracts transferred from other comprehensive income	67,580	14,523	3,389
Net gain on fair value and exercise of warrants	–	4,582	9,929
Realised gain on maturing AFS assets	–	798	–
	67,580	19,903	22,460

There was no ineffectiveness arising from cash flow hedges in other income (2014: €nil; 2013: €nil).

9. Employee benefit costs

Employee benefits costs were as follows:

	2015 €’000	2014 €’000	2013 €’000
Wages and salaries	219,847	207,584	196,767
Social security costs	30,405	29,113	27,422
Other retirement benefit obligation costs	21,665	15,932	16,972
Restructuring costs (see note 7)	–	23,205	–

	271,917	275,834	241,161

	2015 €’000	2014 €’000	2013 €’000
Pension scheme amendment	(41,336)	–	–

As a result of changes to the terms of the group’s main defined benefit pension scheme, which have excluded future pay increases from the calculation of the benefits of the majority of members, a credit of €41,336,000 (2014: €nil; 2013: €nil) has been recognised in the income statement (note 22).

10. Finance income and finance costs

	2015 €’000	2014 €’000	2013 €’000
Finance income:
Interest on bank deposits	1,145	2,738	2,270

Finance costs:
Interest payable	(4,727)	(1,260)	–
Discounted provisions – unwind of discount (see note 23)	(322)	(383)	(336)
	(5,049)	(1,643)	(336)

11. Dividend income

	2015 €’000	2014 €’000	2013 €’000
Dividend income on available-for-sale financial assets	921	650	554

12. Income tax expense

The main operating company is a US company and tax charges and liabilities are calculated using the current US tax rate of 35 per cent.

The group’s profits are mainly taxable in the UK and USA, subject to foreign tax relief in the USA and UK.

	2015 €’000	2014 €’000	2013 €’000
Current tax:
UK corporation tax:
Current tax on profit for the year	115,109	87,481	62,919
Adjustment in respect of prior years	1,130	(3,266)	8,443
	116,239	84,215	71,362
Foreign tax:
Current tax on profit for the year	53,633	35,974	38,106
Adjustment in respect of prior years	(5,258)	(14,715)	(12,131)
	48,375	21,259	25,975
Total current income tax expense	164,614	105,474	97,337

Deferred tax (note 17):
Origination and reversal of temporary differences	(783)	7,245	(8,209)
Adjustment in respect of prior years	2,587	10,966	2,872
	1,804	18,211	(5,337)
Total income tax expense	166,418	123,685	92,000

In 2014 the foreign tax prior year adjustment and deferred tax prior year adjustment were largely due to the reassessment of the deductibility of a provision. In 2013 the prior year adjustment for UK corporation tax was largely due to a tax provision made in respect of a prior year issue that was being discussed with HMRC. In 2013 the foreign tax prior year adjustment was largely due to a change in the tax treatment of defined contribution pension contributions.

Reconciliation of income tax expense

The current income tax expense for the year is higher (2014: higher; 2013: higher) than the standard rate of Federal income tax in the USA of 35 per cent (2014: 35 per cent; 2013: 35 per cent).

The differences are explained below:

	2015 €’000	2014 €’000	2013 €’000
Profit before tax	430,404	343,469	262,257

Taxation at the standard US Federal income tax rate of 35% (2014: 35%; 2013: 35%)	150,641	120,214	91,790
Effects of:
Permanent differences	2,286	1,386	944
Prior year adjustments	(1,541)	(7,015)	(816)
Unrelieved loss on disposal of Monitise shares	12,288	–	–
Provision for potential overseas tax exposures	–	6,000	–
Other	2,744	3,100	82
Total income tax expense (see above)	166,418	123,685	92,000

12. Income tax expense  continued

Income tax recognised in other comprehensive income

	Available for sale investments	Cash flow hedges
	Gains on revaluation	Net gains taken to other comprehensive income	Net gains transferred from other comprehensive income to Income statement	Remeasurement losses on retirement benefit obligation	Total
	€‘000	€‘000	€‘000	€‘000	€‘000
2015
Before tax	43,710	114,313	(67,580)	(7,440)	83,003
Tax	(47,070)	(40,010)	23,653	4,496	(58,931)
Net of tax	(3,360)	74,303	(43,927)	(2,944)	24,072
2014
Before tax	(20,825)	89,122	(14,523)	(18,850)	34,924
Tax	289	(31,193)	5,083	8.562	(17,259)
Net of tax	(20,536)	57,929	(9,440)	(10,288)	17,665
2013
Before tax	47,002	(75,111)	(3,389)	(28,572)	(60,070)
Tax	–	26,290	1,186	9,817	37,293
Net of tax	47,002	(48,821)	(2,203)	(18,755)	(22,777)

The effective tax rate on Gains on revaluation in 2015 is high as a result of an adjustment in the current year for a prior year item.

13. Property, plant and equipment

	Land and buildings €’000	Assets in course of construction €’000	Fixtures and equipment €’000	Computer equipment and software €’000	Total €’000
Cost
At 1 October 2013	68,687	101,339	29,210	450,727	649,963
Additions	33	146,956	2	325	147,316
Transfer to internally generated software (note 14)	–	(95,517)	–	–	(95,517)
Transfers between items	2,110	(40,329)	1,861	36,358	–
Impairment	–	(14,499)	–	–	(14,499)
Disposals	–	–	–	(1,812)	(1,812)
At 1 October 2014	70,830	97,950	31,073	485,598	685,451
Additions	22	124,079	3	264	124,368
Transfer to internally generated software (note 14)	–	(32,763)	–	–	(32,763)
Transfers between items	2,399	(71,667)	7,337	61,931	–
Impairment	(2,756)	(24,308)	(1,596)	(57,852)	(86,512)
Disposals	–	–	(28)	(117)	(145)
At 30 September 2015	70,495	93,291	36,789	489,824	690,399

Accumulated depreciation and impairment
At 1 October 2013	(38,213)	–	(12,219)	(264,635)	(315,067)
Charge for the year	(5,931)	–	(5,594)	(58,003)	(69,528)
Elimination on disposal	–	–	–	1,517	1,517
At 1 October 2014	(44,144)	–	(17,813)	(321,121)	(383,078)
Charge for the year	(5,876)	–	(6,167)	(60,651)	(72,694)
Elimination on impairment	1,780	–	1,110	31,807	34,697
Elimination on disposal	–	–	27	117	144
At 30 September 2015	(48,240)	–	(22,843)	(349,848)	(420,931)

Carrying amount
At 30 September 2014	26,686	97,950	13,260	164,477	302,373
At 30 September 2015	22,255	93,291	13,946	139,976	269,468

13. Property, plant and equipment  continued

Internally generated software is held in Assets in course of construction until brought into use, and then the cost is transferred to Intangible assets (see Note 14).

Due to a change in strategic direction in 2015, the platforms on which certain services were supplied have been fully impaired. The recoverable amount of the assets is assessed to be nil.

In 2015 the write off includes a write down of €24,308,000 (2014: €14,499,000; 2013: €6,432,000) of project-related costs to recoverable amount.

Capital commitments at the end of the financial year, for which no provision has been made are as follows:

	2015 €’000	2014 €’000
Contracted purchase of software and computer equipment	4,528	3,887

14. Goodwill and intangibles

	Goodwill €’000	Operating rights €’000	Customer relationships €’000	Brand €’000	Internally generated software €’000	Total €’000
Cost
At 1 October 2013	33,015	20,519	3,711	757	93,603	151,605
Transfer from assets in course of construction (note 13)	–	–	–	–	95,517	95,517
At 1 October 2014	33,015	20,519	3,711	757	189,120	247,122
Transfer from assets in course of construction (note 13)	–	–	–	–	32,763	32,763
Impairment	–	–	–	–	(177,610)	(177,610)
At 30 September 2015	33,015	20,519	3,711	757	44,273	102,275

Accumulated amortisation
At 1 October 2013	–	–	(909)	(184)	(22,056)	(23,149)
Charge for the year	–	–	(246)	(52)	(34,040)	(34,338)
At 1 October 2014	–	–	(1,155)	(236)	(56,096)	(57,487)
Charge for the year	–	–	(247)	(50)	(43,637)	(43,934)
Elimination on impairment	–	–	–	–	74,886	74,886
At 30 September 2015	–	–	(1,402)	(286)	(24,847)	(26,535)

Carrying amount
At 30 September 2014	33,015	20,519	2,556	521	133,024	189,635
At 30 September 2015	33,015	20,519	2,309	471	19,426	75,740

The entire Visa Europe business is assessed to be one Cash-generating unit (CGU) as the group operates as one business unit, with revenues earned in one geographic region, the Visa Europe territory.

The operating rights are assessed as having an indefinite life because Visa Europe has signed an exclusive, irrevocable licensing arrangement in perpetuity with Visa Inc. to use the Visa marks and technology, and the countries are expected to generate net cash inflows indefinitely.

Due to a change in strategic direction in 2015, the platforms on which certain services were supplied have been fully impaired. The decision was taken to stop provision of Visa Direct, Targeted Marketing Solutions and V.me by Visa to members. As a result, management has assessed that the recoverable amount of the assets used for the services is nil.

15. Investments

Investment in associate

	2015 €’000	2014 €’000
As at 1 October	–	2,411
Group’s share of loss of associate	–	(161)
Impairment	–	(2,250)
As at 30 September	–	–
Summarised financial information in respect of the group’s associate is set out below.
	2015 €’000	2014 €’000
Total assets	1,620	2,050
Total liabilities	(1,783)	(2,855)
Net liabilities	(163)	(805)
Group’s share of net liabilities of associate	(42)	(242)

Total revenue	2,848	5,177
Post-tax loss	(419)	(536)
Group’s share of post-tax loss of associate	(107)	(161)

The group holds 25.5 per cent (2014: 30 per cent) of the ordinary share capital and has 25.5 per cent (2014: 30 per cent) of the voting rights of Beyond Footprint Limited, which is an unlisted company, registered in England and Wales. Beyond Footprint Limited supplies data analysis. In 2015 the group’s share of post-tax loss of the associate has not been recognised in the profit and loss as the investment was fully impaired in 2014 and is being carried at nil value on the balance sheet.

There are no significant restrictions associated with the investment.

The group has no further contractual or legal obligation to fund Beyond Footprint Ltd.

The financial year end of the associate is 31 October. For the purposes of applying the equity method of accounting, the management accounts of the associate are used. These are not assessed to have a material impact.

16. Financial assets

	2015 €’000	2014 €’000
Non-current
Interest rate derivatives	–	105
Currency derivatives	44,908	34,520
	44,908	34,625

	2015 €’000	2014 €’000
Current
Interest rate derivatives	282	477
Currency derivatives	68,442	41,119
Available-for-sale investments	135,813	136,183
	204,537	177,779

Available-for-sale investments:

	Visa Inc. Series IV €’000	Monitise €’000	Other €’000	Total €’000
Balance sheet value as at 30 September 2013	77,477	82,616	4,179	164,272
Purchase/(disposal) of investment	–	(3,883)	(4,154)	(8,037)
Subsequent increase/(decrease) in fair value through other comprehensive income	14,795	(34,803)	(817)	(20,825)
Subsequent realised (loss) through income statement	–	(21)	–	(21)
Subsequent gain in foreign exchange through income statement	2	–	792	794
Balance sheet value as at 30 September 2014	92,274	43,909	–	136,183
(Disposal) of investment	–	(7,453)	–	(7,453)
Subsequent increase in fair value through other comprehensive income	43,539	171	–	43,710
Subsequent impairment of investment through income statement	–	(36,627)	–	(36,627)
Subsequent gain in foreign exchange through income statement	–	–	–	–
Balance sheet value as at 30 September 2015	135,813	–	–	135,813

During 2015 the Monitise Plc share price fell substantially. The shares were impaired and a further loss recognised on the eventual disposal of the company’s entire shareholding.

In 2014, the decrease in fair value through other comprehensive Income was a reversal of historic fair value gains.

17. Deferred tax

The following are the major deferred tax liabilities and assets recognised by the group and movements thereon during the current and prior reporting period.

	Accelerated tax depreciation €’000	Retirement benefit obligations €’000	Other temporary differences €’000	Total €’000
At 1 October 2013	(18,870)	38,683	25,120	44,933
Charge to income statement	(5,832)	(165)	(1,248)	(7,245)
Credit/(Charge) to other comprehensive income	–	8,562	(26,110)	(17,548)
Prior year adjustment	(302)	(156)	(10,508)	(10,966)
Exchange differences	–	773	–	773
At 1 October 2014	(25,004)	47,697	(12,746)	9,947
Credit/(Charge) to income statement	15,049	(13,719)	(547)	783
Credit/(Charge) to other comprehensive income	–	4,496	(63,427)	(58,931)
Prior year adjustment	(7)	(1,535)	(1,045)	(2,587)
Exchange differences	–	369	–	369
At 30 September 2015	(9,962)	37,308	(77,765)	(50,419)

€47,069,000 of the charge to the income statement for 2015 and balance as at 30 September 2015 in other temporary differences relates to deferred tax on Visa Inc. shares.

Certain deferred tax assets and liabilities have been offset. The following is the analysis of the deferred tax balances (before offset) for financial reporting purposes:

	2015 €’000	2014 €’000
Deferred tax assets	54,568	61,797
Deferred tax liabilities	(104,987)	(51,850)
	(50,419)	9,947

As the group settles its ultimate tax liability in one jurisdiction and by net payments, it is entitled to offset deferred tax assets and liabilities, if the periods over which they reverse match. The liabilities shown above relate to short-term temporary differences in respect of prepaid expenses. These liabilities are netted against assets relating to short-term temporary differences in respect of accrued expenses.

No deferred tax asset has been recognised on the capital loss arising on disposal of the company’s Interest In Monitise Plc, as there is no expectation of future capital gains against which it can be set. A deferred tax asset of €7,360,000 (2014: €nil; 2013: €nil) has not been recognised.

18. Trade and other receivables

	2015 €’000	2014 €’000
Trade receivables	1,359,953	2,061,008
Other receivables	2,939	3,448
Prepayments	39,510	61,144
	1,402,402	2,125,600

At 30 September 2015, trade receivables included settlement balances due from members of €1,269,327,000 (2014: €1,985,695,000). Correspondingly, settlement balances payable to members of €1,285,238,000 (2014: €1,973,326,000) are included within trade payables (see note 20). Whilst Visa Europe Clearing and Settlement Service (‘VECSS’) clears and settles transactions 365 days a year, funds transfer only occurs on standard business days, i.e. Monday to Friday.

The average credit period taken on sales of services is 24 days (2014: 25 days). The group does not charge interest on unpaid receivables for the first 30 days from the date of the invoice.

The directors consider that the carrying amount of trade and other receivables approximates their fair value.

The group’s exposure to credit and currency risks and impairment losses related to trade and other receivables are disclosed in note 25.

19. Cash and cash equivalents

	2015 €’000	2014 €’000
Bank balances	2,015,561	1,357,197
Deposits	99,033	90,000
Bank overdrafts	(1,227)	(3,847)
	2,113,367	1,443,350

Deposits relate to amounts held which do not have same day access but are still considered cash.

The group’s exposure to interest rate risk and a sensitivity analysis for financial assets and liabilities are disclosed in note 25.

20. Trade and other payables

	2015 €’000	2014 €’000
Trade payables	1,388,149	2,069,253
Social security and other taxes	8,552	7,313
Accruals and deferred income	733,587	542,712
	2,130,288	2,619,278

Trade payables and trade receivables include settlement balances due to and from members; see note 18.

Trade payables and accruals (excluding the settlement balances mentioned in note 18) principally comprise amounts outstanding for trade purchases and ongoing costs. The average credit period taken for trade purchases is 14 days (2014: 15 days).

21. Financial liabilities

	2015 €’000	2014 €’000
Non-current
Currency derivatives	4,027	548

Current
Bank overdrafts	1,227	3,847
Currency derivatives	2,006	20,824
	3,233	24,671

22. Retirement benefit obligation

Defined contribution pension schemes

The retirement benefit obligation charge for the year represents contributions payable by the group to the schemes and amounted to €15,393,000 (2014: €13,359,000; 2013: €11,461,000). The assets of the defined contribution schemes are held in independently administered funds. The charge in respect of these schemes is calculated on the basis of contributions payable by the group in the financial year. Approximately 87 per cent of all employees (2014: 85 per cent; 2013: 70 per cent) are members of these retirement benefit obligation schemes. A defined contribution liability of €363,000 (2014: €518,000) was recognised at the end of the year.

Defined benefit schemes

The group provides benefits through a defined benefit plan which is known as ‘the Visa Europe Pension Plan’ (VPP). Here the benefits are provided on a funded basis and are based on the final pensionable pay of its members to the maximum level allowed by HMRC. The balance of the benefit, for those few individuals entitled to benefits above the maximum allowed by HMRC, is provided through an unfunded unapproved arrangement (UA). The UA scheme is classified in ‘other schemes’ in the following tables. The duration of the VPP scheme liabilities is 24 years (2014: 25 years; 2013: 25 years).

The latest actuarial valuation for the VPP and UA schemes was carried out at 30 September 2013 and was updated for the purpose of IAS 19, Employee Benefits, to 30 September 2015 by a qualified independent actuary. As the schemes are closed to new members, it is expected that the cost of the schemes as a percentage of individual pensionable salaries will increase as the members age.

During 2010, the group acquired SAS Carte Bleue. The liabilities of SAS Carte Bleue included a defined benefit scheme which is unfunded.

This scheme has been included within ‘other schemes’ and is in relation to retirement indemnities paid on retirement in line with French regulations. The latest actuarial valuation for the SAS Carte Bleue retirement indemnities was carried out at 30 September 2010.

Nature of benefits provided by the scheme:

The company operates a defined benefit scheme in the UK which is a final salary plan and provides benefits linked to salary at retirement, at earlier date of leaving service or that effective at 1 February 2015. The Plan is open to future accrual but closed to new entrants.

Description of regulatory framework in which the scheme operates

The UK pensions market is regulated by the Pensions Regulator whose statutory objectives and regulatory powers are described on its website, www.thepensionregulator.gov.uk

Description of any other entity’s responsibilities for governance of the scheme

The Trustees have the primary responsibility for governance of the Plan – including the setting of contribution rates subject to consultation/ agreement with the company as required by the Plan’s Trust Deed and Rules and overriding legislation. Benefit payments are from Trustee administered funds and Plan assets are held in Trust which is governed by UK regulation. The Trustees are comprised of representatives of the company and members in accordance with the Trust Deed and Rules.

22. Retirement benefit obligation  continued

Key actuarial assumptions used:

	2015%	2014%
Discount rate applied to scheme liabilities	3.87	3.97
Expected rate of salary increases (salary sacrifice members)	4.30	4.30
Future pension increases	3.15	3.15
Inflation (RPI)	3.30	3.30
Inflation (CPI)	2.30	2.30

	2015 Years	2014 Years
Life expectancy for a male aged 65	24.1	24.1
Life expectancy for a male aged 45 from the age of 65	25.9	26.0
Life expectancy for a female aged 65	27.0	26.9
Life expectancy for a female aged 45 from the age of 65	28.6	28.4

Amounts recognised through the income statement in respect of these defined benefit schemes are as follows:

	2015			2014
	VPP €’000	Other schemes €’000	Total €’000	VPP €’000	Other schemes €’000	Total €’000
Current service cost	5,420	632	6,052	5,590	159	5,749
Net interest cost on net defined benefit liability	2,048	360	2,408	3,261	415	3,676
Pension scheme amendment	(41,336)	–	(41,336)	–	–	–
Past service costs	–	27	27	(2,976)	27	(2,949)
	(33,868)	1,019	(32,849)	5,875	601	6,476

	2013
	VPP €’000	Other schemes €’000	Total €’000
Current service cost	5,501	143	5,644
Net interest cost on net defined benefit liability	2,046	382	2,428
Pension scheme amendment	–	–	–
Past service costs	–	28	28
	7,547	553	8,100

Amounts recognised through the income statement have been included in administrative expenses. See note 9 for discussion of the pension scheme amendment. Remeasurement gains and losses have been reported in other comprehensive income.

22. Retirement benefit obligation  continued

The amount included in the balance sheet arising from the group’s obligations in respect of its defined retirement benefit schemes are as follows:

	Present value of defined benefit obligation €’000	Fair value of scheme assets €’000	(Liability)/ asset recognised in the balance sheet €’000
2015
VPP	(327,050)	285,934	(41,116)
Other schemes	(9,236)	–	(9,236)
Total	(336,286)	285,934	(50,352)
2014
VPP	(335,182)	247,389	(87,793)
Other schemes	(11,099)	–	(11,099)
Total	(346,281)	247,389	(98,892)

Movements in the present value of defined benefit obligations were as follows:

	2015			2014
	VPP €’000	Other schemes €’000	Total €’000	VPP €’000	Other schemes €’000	Total €’000
At 1 October	(335,182)	(11,099)	(346,281)	(273,208)	(9,162)	(282,370)
Current service cost	(5,420)	(632)	(6,052)	(5,590)	(159)	(5,749)
Interest expense on defined benefit obligation	(12,467)	(360)	(12,827)	(13,300)	(415)	(13,715)
Remeasurement gains/(losses) financial assumptions	(7,351)	612	(6,739)	(32,588)	(818)	(33,406)
Remeasurement gains/(losses) demographic assumptions	306	–	306	(706)	–	(706)
Experience gains	3,351	–	3,351	5,183	–	5,183
Foreign exchange difference	(17,763)	(507)	(18,270)	(20,779)	(618)	(21,397)
Benefits paid	6,140	2,777	8,917	2,830	100	2,930
Pension scheme amendment	41,336	–	41,336	–	–	–
Past service cost	–	(27)	(27)	2,976	(27)	2,949
At 30 September	(327,050)	(9,236)	(336,286)	(335,182)	(11,099)	(346,281)

22. Retirement benefit obligation  continued

The pension scheme amendment for 2015 relates to changes to the scheme, discussed in note 9. The past service cost for 2014 relates to a curtailment event during the year following a reorganisation resulting in a number of redundancies amongst the VPP’s active membership.

Movements in the present value of defined benefit assets were as follows:

	2015			2014
	VPP €’000	Other schemes €’000	Total €’000	VPP €’000	Other schemes €’000	Total €’000
At 1 October	247,389	–	247,389	205,148	–	205,148
Interest income on assets	10,419	–	10,419	10,039	–	10,039
Return on plan assets excluding interest income	(4,404)	–	(4,404)	10,023	–	10,023
Foreign Exchange difference	13,096	–	13,096	15,644	–	15,644
Contributions from the sponsoring company	25,574	2,762	28,336	9,365	100	9,465
Benefits paid	(6,140)	(2,762)	(8,902)	(2,830)	(100)	(2,930)
At 30 September	285,934	–	285,934	247,389	–	247,389

The analysis of the fair value of the VPP assets at the reporting date was as follows:

	2015			2014
	Quoted €’000	Unquoted €’000	Total €’000	Quoted €’000	Unquoted €’000	Total €’000
Equity instrument – UK	53,729	–	53,729	51,298	–	51,298
Equity instrument – Overseas	53,729	–	53,729	51,298	–	51,298
Index-linked gilts	42,332	–	42,332	18,728	–	18,728
Debt instruments	32,472	–	32,472	28,786	–	28,786
Property	29,050	–	29,050	24,371	–	24,371
Diversified completion fund	–	10,394	10,394	–	10,417	10,417
Diversified growth fund	60,775	–	60,775	53,739	–	53,739
Cash and net current assets	3,453	–	3,453	8,752	–	8,752
	275,540	10,394	285,934	236,972	10,417	247,389

22. Retirement benefit obligation  continued

Remeasurement gains/(losses) recognised in other comprehensive income were as follows:

	Experience gains/(losses) on assets €’000	Experience gains/(losses) on liabilities €’000
2015
VPP	(4,404)	(3,694)
Other schemes	–	612
Total	(4,404)	(3,082)

2014
VPP	10,023	(28,111)
Other schemes	–	(818)
Total	10,023	(28,929)

2013
VPP	12,658	(40,528)
Other schemes	–	(786)
Total	12,658	(41,314)

The expected contributions between 1 October 2015 and 30 September 2016 are €3,567,000.

The above contribution figure is based on the Schedule of Contributions currently in force.

23. Provisions

Provisions held as at 30 September 2015

	2015
	Asset retirement obligation €’000	Indirect taxes €’000	Other €’000	Total €’000
At 1 October 2014	8,667	68,543	9,496	86,706
Additional provision in the year (see note 8)	–	39,982	16,406	56,388
Unwinding of discount	322	–	–	322
Provisions used during the year	(1,989)	–	(6,097)	(8,086)
Provisions reversed during the year	–	–	(832)	(832)
Exchange difference	481	3,047	–	3,528
At 30 September 2015	7,481	111,572	18,973	138,026

	2014
	Asset retirement obligation €’000	Indirect taxes €’000	Other €’000	Total €’000
At 1 October 2013	8,001	30,024	7,409	45,434
Additional provision in the year (see note 8)	–	38,519	6,517	45,036
Unwinding of discount	383	–	–	383
Provisions used during the year	–	–	(1,748)	(1,748)
Provisions reversed during the year	(221)	–	(2,905)	(3,126)
Exchange difference	504	–	223	727
At 30 September 2014	8,667	68,543	9,496	86,706

The asset retirement obligation represents a liability to restore the group’s leased buildings to their original condition. The provision is made on a discounted basis over the remainder of the lease. A corresponding asset has been capitalised within land and buildings in property, plant and equipment and is being amortised to the income statement over the term of the lease.

In 2013 a provision for indirect taxes on certain fees was created. In 2014 and 2015, the group increased the provision held for indirect taxes on certain fees. The total charge recognised within other expenses in the income statement in 2015 is €39,982,000 (2014: €29,489,000). The remaining additional provision of €9,030,000 in 2014 was a reclassification from accruals. The tax treatment of these fees is currently disputed with the relevant tax authority. No cash outflows are expected in the next year.

In 2015 is a provision for €10,181,000 (2014: €nil) relating to onerous contracts, following the management decision to realign the digital strategy, was created (see note 7).

24. Share capital and reserves

	2015		2014
	Number	€	Number	€
Issued and fully paid:
Subscriber share of €10	1	10	1	10
Ordinary shares of €10 each
At 1 October	3,078	770	3,118	780
Total issued shares at 1 October	3,079	780	3,119	790
Issue of shares	32	8	36	9
Redemption of shares	(69)	(18)	(76)	(19)
Adjustment for duplications and consolidations	(8)	(2)	–	–
At 30 September	3,034	768	3,079	780

The subscriber share is non-redeemable and does not have the right to participate in any dividend or other distribution which the company may determine to distribute. On winding up, the holder of the subscriber share is entitled to receive out of the assets of the company available for distribution to its shareholders, pari passu with the holders of the ordinary shares, the amount paid up on the share, but not any further participation in those assets.

The ordinary shares are redeemable at the option of the member at any time, subject to 180 days’ notice, or at the option of the company through the resolution of the board approved by a majority of at least three-quarters. In addition, a member’s share is redeemable if the member has not performed in accordance with the membership operating regulations. Under IAS 32 the ordinary shares are classified as a compound instrument split between current liabilities and equity in the balance sheet. The debt element of the ordinary shares in current liabilities is held at amortised cost and valued at €30,000 (2014: €30,000).

Any difference between the fair value of the company’s redemption obligations on issue and the subscription price paid has been included as a capital contribution within equity.

25. Financial instruments

Settlement risk

Settlement risk is the risk that a member is unable to honour its obligations to the group as and when they fall due. Daily settlements volumes averaged approximately €3.1 billion (2014: €2.5 billion). To guard against any potential losses that may arise, the group obtains financial safeguards from members where it is deemed appropriate. This is based on board-approved guidelines and generally includes cash equivalents, letters of credit and guarantees.

The group had the following financial safeguards to mitigate its settlement risk with members:

	2015 € million	2014 € million
Cash	241.0	264.0
Letters of credit	159.4	173.6
Guarantees	133.4	477.3
Total	533.8	914.9

As these forms of collateral do not meet the definition of an asset for the group, no amounts are included on the balance sheet. The cash is not an asset of the group as the members retain beneficial ownership and the cash is only accessible to the group in the event of default on its settlement obligations by the member, In addition, some members have provided €37.0 million (2014: €32.8 million) in pre-funding for future settlement positions. This amount is included in reported cash figures. The fair values of letters of credit and guarantees are assessed to be equal to the carrying value.

25. Financial instruments  continued

Credit risk

The carrying amount of financial assets represents the group’s maximum exposure, which at the reporting date, was as follows:

	2015 € million	2014 € million
Financial assets held at fair value	249.4	212.4
Trade and other receivables	1,402.4	2,125.6
Cash	2,114.6	1,447.2
	3,766.4	3,785.2

Group cash deposits are all placed with investment grade financial institutions.

At the reporting date there were no significant financial guarantees for third party obligations that increased this risk. The group signs netting agreements under an ISDA (International Swaps and Derivatives Association) master agreement with the respective counterparties, which minimises the exposure on derivative positions.

The group only trades foreign exchange with investment grade banks. On this basis, it is considered that credit valuation adjustment and debit valuation adjustment are immaterial to the value of derivatives and hedge effectiveness.

Liquidity risk

Maturity analysis

The following tables show the group’s contractual maturities of financial assets and liabilities, including estimated interest payments. Where appropriate, values have been presented on a net present value basis.

25. Financial instruments  continued

30 September 2015

	Less than 7 days € million	7 to 30 days € million	31 to 90 days € million	91 plus days € million	Contractual cash flow € million	Total € million
Non-derivative financial liabilities:
Bank overdraft	(1.2)	–	–	–	1.2	(1.2)
Trade payables	(1,285.2)	–	–	–	1,285.2	(1,285.2)
Derivative financial liabilities:
Foreign exchange forward contracts	(1.4)	–	–	(4.6)	6.0	(6.0)
Total financial liabilities	(1,287.8)	–	–	(4.6)	1,292.4	(1,292.4)

Non-derivative financial assets:
Cash and cash equivalents	2,024.6	30.0	30.0	30.0	(2,114.6)	2,114.6
Trade receivables	1,269.3	–	–	–	(1,269.3)	1,269.3
Derivative financial assets:
Interest rate derivatives	–	0.3	–	–	(0.3)	0.3
Foreign exchange forward contracts	1.7	4.1	7.6	99.9	(113.3)	113.3
Total financial assets	3,295.6	34.4	37.6	129.9	(3,497.5)	3,497.5

Total liquidity risk	2,007.8	34.4	37.6	125.3	(2,205.1)	2,205.1

25. Financial instruments  continued

30 September 2014

	Less than 7 days € million	7 to 30 days € million	31 to 90 days € million	91 plus days € million	Contractual cash flow € million	Total € million
Non-derivative financial liabilities:
Bank overdraft	(3.8)	–	–	–	3.8	(3.8)
Trade payables	(1,973.3)	–	–	–	1,973.3	(1,973.3)
Derivative financial liabilities:
Foreign exchange forward contracts	(12.2)	–	(5.5)	(3.7)	21.4	(21.4)
Total financial liabilities	(1,989.3)	–	(5.5)	(3.7)	1,998.5	(1,998.5)

Non-derivative financial assets:
Cash and cash equivalents	1,357.1	30.0	30.0	30.0	(1,447.1)	1,447.1
Trade receivables	1,985.7	–	–	–	(1,985.7)	1,985.7
Derivative financial assets:
Interest rate derivatives	–	0.3	–	0.2	(0.5)	0.5
Foreign exchange forward contracts	11.1	3.3	5.4	55.8	(75.6)	75.6
Total financial assets	3,353.9	33.6	35.4	86.0	(3,508.9)	3,508.9

Total liquidity risk	1,364.6	33.6	29.9	82.3	(1,510.4)	1,510.4

The following table indicates the periods in which the net maturities associated with derivatives are expected to occur:

30 September 2015

	6 months or less € million	6-12 months € million	1-3 years € million	Greater than 3 years € million	Total € million
Interest rate swaps	0.3	–	–	–	0.3
Forward rate agreement	–	–	–	–	–

Foreign exchange forward contracts
Sterling	232.2	231.4	530.5	–	994.1
US Dollar	(16.2)	46.7	114.0	–	144.5
Other	(94.4)	–	–	–	(94.4)
Total	121.6	278.1	644.5	–	1,044.2

25. Financial instruments  continued

30 September 2014

	6 months or less € million	6-12 months € million	1-3 years € million	Greater than 3 years € million	Total € million
Interest rate swaps	0.2	–	0.3	–	0.5
Forward rate agreement	–	0.1	–	–	0.1

Foreign exchange forward contracts
Sterling	198.6	237.7	579.5	–	1,015.8
US Dollar	17.6	56.8	115.0	–	189.4
Other	(167.8)	–	–	–	(167.8)
Total	48.6	294.6	694.8	–	1,038.0

The following table indicates the periods in which the net maturities associated with cash flow hedges outstanding at 30 September 2015 and 2014 are expected to impact the income statement.

30 September 2015

	6 months or less € million	6-12 months € million	1-3 years € million	Greater than 3 years € million	Total € million
Interest rate swaps	–	–	–	–	–
Forward rate agreement	–	–	–	–	–

Foreign exchange forward contracts
Sterling	227.7	231.4	530.5	–	989.6
US Dollar	47.0	46.7	114.0	–	207.7
Other	–	–	–	–	–
Total	274.7	278.1	644.5	–	1,197.3

30 September 2014

	6 months or less € million	6-12 months € million	1-3 years € million	Greater than 3 years € million	Total € million
Interest rate swaps	–	0.2	–	–	0.2
Forward rate agreement	–	0.1	–	–	0.1

Foreign exchange forward contracts
Sterling	198.6	237.7	579.5	–	1,015.8
US Dollar	17.6	56.8	115.0	–	189.4
Other	(167.8)	–	–	–	(167.8)
Total	48.4	294.8	694.5	–	1,037.7

25. Financial instruments  continued

The following table shows the fair values of the group’s derivative financial instruments held at 30 September 2015 and 2014:

30 September 2015

	6 months or less € million	6-12 months € million	1-3 years € million	Greater than 3 years € million	Total € million
Interest rate swaps	0.3	–	–	–	0.3
Forward rate agreement	–	–	–	–	–
Foreign exchange forward contracts
Sterling	26.9	27.0	28.0	–	81.9
US Dollar	9.4	7.8	8.6	–	25.8
Other	(0.4)	–	–	–	(0.4)
Total	36.2	34.8	36.6	–	107.6

30 September 2014

	6 months or less € million	6-12 months € million	1-3 years € million	Greater than 3 years € million	Total € million
Interest rate swaps	0.2	–	0.3	–	0.5
Forward rate agreement	–	0.1	–	–	0.1
Foreign exchange forward contracts
Sterling	12.9	10.5	27.7	–	51.1
US Dollar	(2.6)	1.2	5.6	–	4.2
Other	(1.0)	–	–	–	(1.0)
Total	9.5	11.8	33.6	–	54.9

Forecast data for liabilities which may be incurred in the future is not included in the table above. Amounts in foreign currency were translated at the closing rate at the reporting date. The variable payments arising from the financial instruments were calculated based on the forward interest rate yield curve at 30 September 2015 and 2014. Interest on interest rate swaps includes the paid and received amounts as interest is settled on a net basis. Financial liabilities that can be repaid at any time have been assigned to the earliest possible time period.

It is not expected that the cash flows included in the maturity analysis could occur significantly earlier, or at significantly different amounts.

Market risk

Interest rate risks

The group is exposed to fluctuations in interest rates on its cash investments.

The majority of cash and cash equivalents are held as deposits with less than three months maturity or as negotiable instruments. They are readily accessible and receive floating rate interest.

25. Financial instruments  continued

The following table shows the instruments traded and their durations.

	2015		2014
	Carrying amount € million	Duration Days	Carrying amount € million	Duration Days
Financial assets
Amounts owing from banks under various deposit arrangements at various interest rates	2,036.6	3	1,257.5	4
Total assets and weighted duration	2,036.6	3	1,257.5	4
Financial derivatives
Interest rate swap – fixed rate	0.3	14	0.5	207
Forward rate agreements	–	–	0.1	286
Total derivatives and weighted duration	0.3	14	0.6	221

Note: Notional values have been used to calculate duration to maturity.

Interest rate risk sensitivity

The group has hedged a proportion of its interest receivable using derivative products. The risk associated with the hedge liability is assessed by sensitivity testing (one hundred basis points increase). At year end a one hundred basis point increase in the yield curve would lead to a mark-to-market loss of €0.1 million (2014: €0.8 million).

Equity risk sensitivity

The group is exposed to equity price risk which arises from available for sale equity securities held. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are approved by the management. For investments classified as available for sale a 10% increase in the share price at the reporting date would have increased other comprehensive income by €13.6m (2014: €13.6m); an equal change in the opposite direction would have decreased equity by €13.6m (2014: €13.6m).

Currency risk

Hedge accounting

As described above, the group’s activities expose it to the financial risks of changes in foreign currency exchange rates and interest rates. To hedge these exposures, the group uses foreign exchange forward contracts and interest rate swaps which are designated as cash flow hedges. As at the end of September 2015 the group had no cashflow hedge designated interest rate swaps. The group does not use derivative financial instruments for speculative purposes. The group’s derivative financial instruments and hedge accounting policy is disclosed in note 2.

The group may enter into certain foreign currency and interest rate transactions that are not designated as hedges for accounting purposes.

The fair value movements of such transactions are immediately recorded in the income statement.

25. Financial instruments  continued

The carrying amount of derivative financial instruments and whether these derivatives are designated in a formal hedging relationship at the reporting date is analysed as follows:

	2015		2014
	Assets € million	Liabilities € million	Assets € million	Liabilities € million
Designated in a qualifying hedging relationship
Foreign exchange forward contracts
Sterling	85.0	(3.5)	55.4	(3.0)
US Dollar	26.2	(1.1)	9.1	(1.6)
Total	111.2	(4.6)	64.5	(4.6)

Not designated in a qualifying hedging relationship
Interest rate swaps	0.3	–	0.6	(0.1)
Forward rate agreements	–	–	0.1	–

Foreign exchange forward contracts
Sterling	0.6	(0.3)	0.1	(2.8)
US Dollar	1.0	(0.2)	9.4	(10.8)
Other	0.5	(0.9)	1.6	(3.2)
Total	2.4	(1.4)	11.8	(16.9)

Sensitivity analysis on foreign exchange risk

Residual risk after hedging is assessed using ‘Value-at-Risk’ (VaR) and sensitivity analyses. All VaR approaches try to recognise that holding different assets/liabilities or future cash flow exposures may actually reduce portfolio risk through the de-correlation benefits of diversification. This benefit is captured within the calculation and thus aims to present portfolio risk holistically.

The group only has two major currency pairs and thus de-correlation benefits are limited. Nevertheless, the VaR approach is deemed a useful method for measuring risk and forms part of the risk management reporting.

The group uses the VaR –Variance-Covariance (or Parametric) Approach. This method measures within what ranges the value of respective exposures may fluctuate with a certain probability over a certain period (holding period).

The VaR analysis is presented to the Chief Financial Officer as part of the monthly compliance reporting. The management considers whether any action is necessary depending on risk appetite.

The group uses a 95 per cent confidence interval (i.e. there is a five per cent probability that the impact from market fluctuations exceeds the level calculated) over a 12-month holding period. This is applied to the future uncommitted foreign currency exposures.

The statistical measure takes past price data and implicitly assumes that the value changes in the recent past are indicative of value changes in the future. The measure is performed quarterly.

25. Financial instruments  continued

Risk calculation summary table (net impact)

	Time horizon Months	2015 € million	2014 € million
Foreign exchange risks:
Transaction risk uncommitted – Value-at-Risk	12	8.4	5.5

Uncommitted FX risk – currency sensitivity (12-month holding period)

Value-at-Risk

	2015			2014
	Gross impact € million	Net impact € million	Risk reduction %	Gross impact € million	Net impact € million	Risk reduction %
US Dollar	17.1	5.4	69%	18.1	3.5	81%
Sterling	54.0	7.2	87%	62.9	4.5	93%
Total undiversified	71.1	12.6	82%	81.0	8.0	90%
Diversification	(15.9)	(4.2)	74%	(18.6)	(2.5)	87%
Net Value-at-Risk	55.2	8.4	85%	62.4	5.5	91%

The minimum and maximum levels of VaR recorded in 2015 were €4.1million and €12.1 million respectively, (2014: €4.6 million and €14.4 million).

The group has an element of non-Euro settlement exposure by retaining liquid investments and accounts receivable values denominated in foreign currency. The balance sheet assets have been hedged using a combination of natural hedging and currency forwards and the net VaR at year end was €2.4 million (2014: €0.2 million) as highlighted in the table below:

Committed FX risk – currency sensitivity (12-month holding period)

Value-at-Risk

	2015			2014
	Gross impact € million	Net impact € million	Risk reduction %	Gross impact € million	Net impact € million	Risk reduction %
US Dollar	1.1	0.8	31%	6.6	–	100%
Sterling	6.6	2.1	68%	5.5	0.2	96%
Total undiversified	7.7	2.9	63%	12.1	0.2	98%
Diversification	(2.4)	(0.5)	77%	(2.5)	–	100%
Net Value-at-Risk	5.3	2.4	56%	9.6	0.2	98%

The following table demonstrates the sales and operating cost foreign currency exposures. The primary net foreign currency exposures against the Euro are the US Dollar and Sterling.

25. Financial instruments  continued

The split of trade receivables and trade payables by currency for the years ended 2015 and 2014 were as follows:

	Trade receivables %		Trade payables %
Currency	2015	2014	2015	2014
US Dollar	12	15	13	15
Euro	33	30	32	30
Sterling	33	29	34	30
Other	22	26	21	25
	100	100	100	100

The split of sales and operating costs by currency for the years 2015 and 2014 were as follows:

	Sales in %		Operating costs in %
Currency	2015	2014	2015	2014
US Dollar	32	27	16	20
Euro	66	63	16	15
Sterling	2	8	67	64
Other	-	2	1	1
	100	100	100	100

A significant strengthening of the US Dollar or Sterling against the Euro will thus negatively affect the group results. The group assesses the risk by sensitivity testing (ten per cent currency shift) and stress testing (25 per cent currency shift) the net underlying exposure on a quarterly basis. At year end 2015, a ten per cent strengthening of both the US Dollar and Sterling against the Euro would adversely affect the cash flow by €9.4 million (2014: €5.3 million).

Fair values

The group uses quoted prices (unadjusted) in active markets to determine the fair values of identical assets or liabilities. The fair value of the financial assets and liabilities is equal to the carrying amount.

The table below analyses financial instruments carried at fair value, by valuation method.

Financial instruments with a fair value based on quoted market prices (level 1) include valuations which are determined by unadjusted quoted prices for identical instruments in active markets where the quoted price is readily available, and the price represents actual and regularly occurring market transactions on an arm’s length basis.

The group uses foreign currency and interest rate derivatives to hedge its market risk exposures. These level 2 financial instruments are measured using ‘market comparison techniques’, whereby the fair values are based on broker quotes. Similar contracts are traded in an active market and the quotes reflect the actual transactions in similar instruments. When determining the value for these financial instruments there are no significant unobservable inputs.

Financial instruments with a fair value based on significant unobservable inputs (level 3) include valuations which incorporate significant inputs for the instrument that are not based on observable market data (unobservable inputs). Unobservable inputs are those not readily available in an active market due to market illiquidity or complexity of the product. These inputs are generally determined based on observable inputs of a similar nature, historic observations on the level of the input or analytical techniques.

25. Financial instruments  continued

30 September 2015

	Level 1 € million	Level 2 € million	Level 3 € million	Total € million
Non-derivative financial assets:
Available-for-sale investments	135.8	–	–	135.8
Derivative financial assets:
Interest rate derivatives	–	0.3	–	0.3
Currency derivatives	–	113.4	–	113.4
	135.8	113.7	–	249.5

Derivative financial liabilities:
Currency derivatives	–	(6.0)	–	(6.0)
	–	(6.0)	–	(6.0)

Cash and cash equivalents, trade receivables and trade payables are recognised by the group and measured at amortised cost. Management considers fair value and book value to be the same. These items are assessed to be level 2 financial instruments.

30 September 2014

	Level 1 € million	Level 2 € million	Level 3 € million	Total € million
Non-derivative financial assets:
Available-for-sale investments	136.2	–	–	136.2
Derivative financial assets:
Interest rate derivatives	–	0.6	–	0.6
Currency derivatives	–	75.6	–	75.6
Equity Option	–	–	–	–
	136.2	76.2	–	212.4

Derivative financial liabilities:
Currency derivatives	–	(21.4)	–	(21.4)
	–	(21.4)	–	(21.4)

Cash and cash equivalents, trade receivables and trade payables are recognised and measured by the group at amortised cost. Management considers fair value and book value to be the same. These items are assessed to be level 2 financial instruments.

25. Financial instruments  continued

The interest rates used to discount estimated cash flows, when applicable, are based on the government yield curve at the reporting date and were as follows:

	2015	2014
Derivative contracts	(0.12)% to (0.00)%	0.24% to 0.80%

26. Contingent liabilities

The group is subject to extensive regulation and oversight in the conduct of its business. A failure to comply with applicable regulations could result in regulatory investigations, fines and restrictions on some of the group’s business activities or other sanctions. The group seeks to minimise this risk through the adoption of compliance and other policies and procedures, continuing to refine controls over business practices and behaviour, employee training, the use of appropriate documentation, and the involvement of outside legal counsel, where appropriate.

In July 2012, the European Commission (the ‘Commission’) issued a Supplementary Statement of Objections (‘SSO’) to Visa Europe alleging that certain of Visa Europe’s rules restrict competition in the European Economic Area (‘EEA’). The SSO covered, amongst other things, cross-border EEA Multilateral Interchange Fees (‘MIFs’), Visa Europe’s cross-border acquiring rules and international MIFs insofar as these impact merchant service commissions in the EEA. All elements of the case against Visa Europe were closed by way of a commitments decision that was adopted by the European Commission in February 2014.

The Commission also has an ongoing case against Visa Inc. regarding international MIFs. Visa Inc. has asserted that under the indemnity provisions of the Framework Agreement between Visa Inc. and Visa Europe, Visa Europe is liable to indemnify Visa Inc. in respect of this matter. Visa Europe does not believe that it has an obligation to indemnify Visa Inc. in respect of this matter, and both parties have invoked the dispute resolution provisions of the Framework Agreement in order to resolve this disagreement. At present, discussions are on hold. Visa Europe does not consider that it has a present obligation.

During 2013, certain UK and Irish retailers issued proceedings against Visa Europe claiming for losses suffered in respect of alleged breaches of EU, EEA and UK (and in some cases Irish) competition law. Further retailers have brought similar proceedings since. In October 2014 the English High Court struck out elements of the claim relating to the period before July 2007 (six years before the claims were brought) in respect of a group of retailers that had brought their claims in 2013. The retailers’ request to submit an appeal was rejected by the Court. The retailers applied to the Court of Appeal with a view to overturning the judgement. However, the judgement was upheld. The retailers did not submit a further appeal to the Supreme Court. This judgement will apply to all current and future related claims, in principle. Overall, Visa Europe considers that it has strong defences and intends to defend the claims accordingly. On this basis Visa Europe does not consider it has a present obligation.

During 2014, a US retailer named Visa Europe Limited and Visa Europe Services Inc. as co-defendants in an amended complaint against Visa Inc. The claim relates to the effects of Visa’s rules on interchange fees paid in the US. Visa Europe have stated in its defence that it is not involved in setting US domestic interchange rates and, therefore, has advised that it has been incorrectly named as a co-defendant. Visa Inc. has confirmed that whilst legal arguments and defences are being clarified and prepared, it will indemnify Visa Europe in relation to this claim. More recently, Visa Inc and the US retailer have indicated an intention of entering into a settlement agreement at no cost to Visa Europe. On this basis, Visa Europe does not consider it has a present obligation.

The potential liabilities in respect of these items cannot be reliably estimated at this point in time.

27. Operating lease arrangements

The group as lessee

	2015 €’000	2014 €’000
Minimum lease payments under operating leases recognised in income statement for the year	25,073	22,286

27. Operating lease arrangements  continued

At the reporting date the group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	2015 €’000	2014 €’000
Within one year	20,069	19,000
In the second to fifth years inclusive	77,357	73,036
After five years	37,051	52,253
	134,477	144,289

Operating lease payments represent rentals payable by the group for certain of its office properties. Leases are negotiated for an average term of five years and rentals are fixed for an average of ten years.

The group as lessor

Property rental income earned during the year was €801,000 (2013: €1,169,000). At the balance sheet date, the group had contracted with tenants for the following future minimum lease payments:

	2015 €’000	2014 €’000
Within one year	1,323	323
In the second to fifth years inclusive	4,855	–
After 5 years	2,713	–
	8,891	323

28. Related party transactions

The following transactions with the associate were in the normal course of business. Amounts payable to and receivable from the associate are due on normal commercial terms:

	2015 €’000	2014 €’000
Sales: services supplied to associate	–	–
Purchases: services received from associate	1,294	3,741

Amounts receivable from associate	–	–
Amounts payable to associate	–	31

Dividends received from associate	–	–

29. Subsequent events

On 2 November 2015, a definitive agreement was announced for Visa Inc. to acquire Visa Europe Limited for consideration of up to €21.2 billion. The transaction is subject to regulatory approvals and is expected to complete in the second quarter of 2016. Until that time, the two groups remain separate from each other.